Exhibit 10.16

(a)	This ENGAGEMENT LETTER (this “Agreement”) is made on and takes effect as of December 4, 2022 (the “Effective Date”).

BY AND BETWEEN:

(A)	ARGOSAT CONSULTING LLC (“ArgoSat”), a company with its principal office located at 14 Harwood Ct, Suite 415 #1004, Scarsdale, NY 10583; and
(B)	SATIXFY COMMUNICATIONS LTD. (“SatixFy”), a company with its principal office located at 12 Hamada St., Rehovat 670315, Israel.

ArgoSat and SatixFy are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)SatixFy is a fabless semiconductor designer and product manufacturer for communications systems;

(B)SatixFy is in need of outside expertise in connection with growing and developing its business;

(C)ArgoSat has extensive experience in all aspects of the space and communications industry;

(D)SatixFy wishes to engage ArgoSat to perform analysis and provide domain expertise for the Company as specified in Exhibit I attached hereto, (the “Services”); and

(E)ArgoSat is able and desires to provide such Services on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the Parties agree as follows:

1.RIGHTS AND RESPONSIBILITIES OF THE PARTIES

1.1	SatixFy hereby engages ArgoSat for the Services.
1.2

ArgoSat shall perform the Services for SatixFy, using the degree of skill care, diligence, accuracy, and foresight to be expected from a commercial aerospace industry consultant experienced in the provision of services for projects of similar size, scope and complexity of the Project. ArgoSat shall owe a duty of care to SatixFy, and it shall perform the Services and comply with all standards, legislation, practices and the like applicable or in the reasonable expectation of ArgoSat likely to be applicable to the Services. The Services, and any related written reports or other work product created in connection with this Agreement shall conform in all material respects to the specifications agreed to by the Parties.

1.3	SatixFy shall provide reasonable assistance to and cooperation with ArgoSat in the performance of the Services.

ArgoSat Consulting LLC

2.CONSIDERATION FOR SERVICES

2.1

In consideration of the Services from months thirteen (13) through thirty-six (36), SatixFy shall pay to ArgoSat a fee of US$35,000.00 per month (US Dollars thirty-five thousand) in advance with the first payment due on the first day of the thirteenth (13th) month from the Effective Date and on the first day of each successive month thereafter (the “Monthly Fee”).

2.2

Starting at month thirteen (13) and through month thirty-six (36), any additional services outside of the Services requested in writing by SatixFy from ArgoSat will be billed at the rate of USD$400.00 (United States Dollars Four Hundred) per man hour.

2.3

SatixFy shall promptly reimburse ArgoSat, periodically upon request, for all out-of-pocket expenses reasonably incurred by ArgoSat in connection with performing the Services hereunder, where such expenses have been pre-approved by SatixFy in writing and are supported by receipts.

2.4

SatixFy shall pay late charges on undisputed amounts due under this Agreement at the lesser of a monthly rate of interest of one percent (1%) or the highest amount permitted by law from the date such amount was due and payable until the date such amount is paid.

2.5

Any payment due and payable by SatixFy hereunder shall be paid in immediately available funds on or prior to the due date to ArgoSat’s bank account as specified in writing to SatixFy by ArgoSat; and in full in Dollars of the United States of America (with all withholding taxes, bank transfer charges and related incidental fees borne by SatixFy).

2.7

SatixFy’s obligation to pay the fees and reimburse the expenses under this Section 2 will apply whether or not a transaction is consummated with the Company and such obligations shall not be subject to counterclaim or set-off.

3.TERM OF THE AGREEMENT

This Agreement shall enter into force and effect on the Effective Date and shall remain in effect for thirty-six months (36 months) (the “Term”), unless extended by mutual written agreement.

4.TERMINATION

4.1	This Agreement may be terminated at any time during the Term:
4.1.1	upon the written notice of either Party;
4.1.2

and at any time upon written notice by ArgoSat or SatixFy in the event the other Party materially breaches this Agreement, and such material breach is either incapable of cure or, with respect to a material breach capable of cure, the other Party does not cure such breach within five (5) days after written notice of such material breach by ArgoSat or SatixFy to the other Party;

4.2	Termination of this Agreement, for whatever reason, shall not prejudice or affect the accrued rights of claims and liabilities of either Party prior to the effective date of such termination.

4.3	The provisions contained in Sections 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive the expiration or termination of this Agreement.

5.CONFIDENTIALITY

5.1

ArgoSat shall refrain from using (except directly in furtherance of this Agreement), reverse engineering, decompiling or disassembling any SatixFy Confidential Information.  The recipient will not disclose the discloser’s Confidential Information, except to employees, affiliates, agents, professional advisors, or third-party contractors (“Delegates”) who need to know it and who have a legal obligation to keep it confidential.  The recipient will use the Confidential Information only to exercise rights and fulfill obligations under this Agreement.  The recipient may disclose Confidential Information when legally compelled by a court or other government authority.  To the extent permitted by law, recipient will promptly provide the discloser with sufficient notice of all available details of the legal requirement and reasonably cooperate with the discloser’s efforts to challenge the disclosure, seek an appropriate protective order, or pursue such other legal action, as the discloser may deem appropriate.  The recipient will ensure that its Delegates are also subject to the same non-disclosure and use obligations.  Except for the limited rights under this Agreement, neither Party acquires any right, title, or interest in the other Party's Confidential Information.

5.2

SatixFy agrees that any written report delivered by ArgoSat to SatixFy pursuant to Exhibit I, or any other written materials or other work product provided by ArgoSat to SatixFy in connection with the Services rendered hereunder, shall be owned by SatixFy and is solely for the internal use of SatixFy and may not be disclosed, distributed or relied upon by any other party without the express written consent of ArgoSat, which shall not be unreasonably withheld, conditioned or delayed.

6.PUBLICITY

6.1

No releases shall be made by either Party to the news or media or to the general public relating to this Agreement and the work to be undertaken which is subject of this Agreement, without the prior written consent of the other Party; provided, that either Party may make any such announcement or public filing in respect of this Agreement if such announcement or public disclosure is required by applicable laws or regulation or stock exchange rule, in which case the disclosing Party shall use commercially reasonable efforts to consult with the non-disclosing Party and the disclosing Party shall consider comments of the non-disclosing Party in good faith.

6.2	News releases and other publicity made by either Party shall, unless specifically instructed by the other Party in writing, recognize the participation and contribution of the other Party.

7.ADDITIONAL REPRESENTATIONS AND WARRANTIES

7.1	ArgoSat covenants and agrees with SatixFy that, during the term of this Agreement, ArgoSat shall comply, in all material respects, with all Applicable Laws in connection with this Agreement.
7.2	SatixFy covenants and agrees with ArgoSat that, during the term of this Agreement, SatixFy shall comply, in all material respects, with all Applicable Laws in connection with this Agreement.
7.3	Each Party warrants that it has the corporate capacity to enter into and perform this Agreement and entering into and performing this Agreement shall not breach any obligation owed to any third party.

7.4

THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) ARGOSAT MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND, AND (B) ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

8.DISPUTE RESOLUTION

8.1

If at any time during the Term of this Agreement, either Party has reasonable cause to believe that the other Party is in breach of its obligations under the terms of this Agreement, then the dissatisfied Party shall give written notice to the other Party giving full particulars of the breach or breaches complained of (hereinafter referred to as the “Dispute”).  The Parties shall, in the first instance, attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the Dispute.

8.2

In the event that the Dispute is not resolved within a period of thirty (30) days from the giving of notice pursuant to the provisions of Section 4 hereof, the matter may, upon application of either Party, be resolved via litigation exclusively in the federal or state courts of the State of Delaware; the Parties consent to personal jurisdiction in those courts.

The prevailing Party in any litigation shall be reimbursed its reasonable attorney fees and court costs by the other Party.

9.	INDEMNITIES AND LIMITATION OF LIABILITY
9.1

ArgoSat agrees to indemnify, defend and hold harmless SatixFy, its directors, officers, employees, consultants and Affiliates against all claims, demands, losses, damage, costs or expenses incurred by SatixFy as a result of a breach by ArgoSat of any provision of this Agreement, law or regulation; provided, however, that the foregoing obligation shall not apply if such claim, demand, loss, damage, cost or expense was caused by the gross negligence or willful misconduct of SatixFy.

9.2

SatixFy agrees to indemnify, defend and hold harmless ArgoSat, its managers, members, officers, employees, consultants and Affiliates against all claims, demands, losses, damage, costs or expenses incurred by ArgoSat as a result of a breach by SatixFy of any provision of this Agreement, law or regulation; provided, however, that the foregoing obligation shall not apply if such claim, demand, loss, damage, cost or expense was caused by the gross negligence or willful misconduct of ArgoSat.

9.3

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY AMOUNTS REPRESENTING LOSS OF BUSINESS, LOSS OF PROFITS OR LOSS OF REVENUES HOWSOEVER ARISING OR FOR ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATIONS, LOST PROFITS) (EVEN IF ADVISED OF THE POSSIBILITY OF SAME), WHETHER FORESEEABLE OR NOT, AND WHETHER IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE AND STRICT LIABILITY), BY STATUTE, OTHER LEGAL THEORY OR OTHERWISE, OCCASIONED BY A PARTY’S FAILURE TO PERFORM HEREUNDER, DELAY IN ITS PERFORMANCE OR ANY OTHER CAUSE WHATSOEVER; PROVIDED HOWEVER THAT IF THE LAW OF ANY

JURISDICTION APPLICABLE TO THIS AGREEMENT DOES NOT PERMIT SUCH DAMAGES TO BE COMPLETELY DISCLAIMED, THIS SECTION SHALL BE INTERPRETED AS NECESSARY TO GIVE THE FULL BENEFIT OF ANY DISCLAIMER OR LIMITATION OF SAID DAMAGES TO THE EXTENT PERMITTED UNDER SUCH LAW, SAVE FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS AND ANY LOSSES ARISING FROM A PARTY’S WILLFUL MISCONDUCT, FRAUD OR GROSS NEGLIGENCE, ALL OF WHICH SHALL BE EXCLUDED FROM THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 9.3.

10.CONFLICT WAIVER

10.1

ArgoSat wishes to avoid any circumstance in which SatixFy would regard ArgoSat's representation of another client to be inconsistent with ArgoSat’s duties to and understandings with SatixFy.  ArgoSat has a diversified practice that encompasses representation in commercial, strategic and finance matters of many kinds of clients, including national telecommunications administrations, satellite operators, commercial and investment banks, insurance companies, commercial and industrial companies and many other entities, as well as individuals.  Because of the geographic and substantive scope of ArgoSat’s practice, it is likely that some of ArgoSat’s clients may now or in the future have interests adverse to SatixFy or its Affiliates, including in contract negotiations, commercial or financing matters.  SatixFy consents and waives any objection to representation by ArgoSat now or in the future of any other client of ArgoSat in any matter that is not materially in conflict with ArgoSat's engagement with SatixFy in which SatixFy or any Affiliate of SatixFy may have an interest adverse to that of such other client; provided, however, that (1) ArgoSat will not accept such a representation if ArgoSat believes that the exercise of its independent professional judgment on behalf of SatixFy would be adversely affected thereby, and (2) this consent and waiver shall not extend to litigation or matters in which SatixFy is named as a party adverse to our other clients, or where a direct, adverse commercial situation exists as between the interests of SatixFy and ArgoSat's other actual or prospective clients.  SatixFy agrees that ArgoSat may secure legal advice about compliance with laws or regulations applicable to ArgoSat in connection with ArgoSat's representation of SatixFy from counsel, and SatixFy agrees that such consultation shall not give rise to a conflict of interest claim and waives and relinquishes any such claim.  ArgoSat will not, without SatixFy’s prior written approval, reveal to another client or use to SatixFy’s disadvantage any confidential information or secrets gained by ArgoSat in the course of ArgoSat's representation of SatixFy and will, where appropriate to that end, establish internal procedures to ensure that such confidentiality will be preserved.

11.ENTIRE AGREEMENT

11.1

This Agreement constitutes the entire understanding of the Parties relating to the Services and supersedes any and all prior agreements, understandings and negotiations, whether oral or written, with respect to the provision of the Services by ArgoSat to SatixFy.

11.2

No agreements, representations or warranties have been made, or are being made by either Party except as expressly set forth herein.  This Agreement may be modified only by an instrument in writing executed by both Parties.

11.3

The Services to be provided by ArgoSat to SatixFy hereunder are solely for the benefit of SatixFy and are not intended to confer any rights upon any persons or entities not a party hereto (including, without limitation, equity holders, employees or creditors of SatixFy or any of their respective successors or assigns).

11.4	This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

12.NOTICES

12.1	Notices and other communications provided for herein shall be in writing in the English language and shall be mailed or delivered by hand or courier services as follows:

If to ArgoSat:

ArgoSat Consulting LLC

14 Harwood Ct

Suite 415 #1004

Scarsdale, NY 10583

USA

Attn: Graeme Shaw

Tel: +1.571.277.4050

E-mail: gshaw@argosat.com

If to SatixFy:

SatixFy Communications Ltd.

12 Hamada Street

Rehovat 670315

Israel

Attn: Yoav Leibovitch

Tel: +972.54.777.7399

E-mail: yoav@SatixFy.com

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered, or when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail, or via e-mail when acknowledged by the other Party, in each case to the addresses set forth above in this Section 12.1 or to such other address, in any such case, as any Party hereto shall have last designated by notice to the other Party.

13.APPLICABLE LAW

13.1	This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, excluding those laws that direct the application of laws of another jurisdiction.

14.NON-ASSIGNMENT

14.1

The Parties agree and acknowledge that this Agreement is personal to the Parties hereto and accordingly neither Party shall be entitled to assign or otherwise transfer the benefit or the burden of this Agreement or delegate the performance of its duties under this Agreement.

15.DISCLAIMER OF AGENCY

15.1

This Agreement shall not constitute any Party as a legal representative or agent of any other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of any other Party or any of its Affiliates.

16.CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings specified below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person.

“Applicable Law” shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (ii) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

“Confidential Information” means information that one Party (or an affiliate) discloses to the other Party under this Agreement, and that is marked as confidential or would reasonably be considered confidential information based on the nature of the information disclosed or the circumstances surrounding its disclosure.  It does not include information that (i) was already in the recipient’s possession prior to its disclosure by the discloser, (ii) is independently developed by the recipient without the use of or reference to the discloser’s Confidential Information, (iii) is rightfully given to the recipient by a third party without confidentiality obligations, or (iv) becomes public through no fault of the recipient.  Notwithstanding any failure to so mark or identify it as such, the following types of information shall automatically be deemed to be Confidential Information:  (A) any non-public information concerning a Party's business models, forecasts and strategies, (B) pre-release product and service information such as product development plans, concepts and roadmaps, (C) algorithms, formulae, source code and technical designs, (D) customer and financial information, and (E) pricing.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall mean, with respect to any Person, any of the following: (i) ownership, directly or indirectly, by such Person of equity securities entitling it to exercise in the aggregate more than 50% of the voting power of the entity in question, or (ii) the possession by such Person of the power, directly or indirectly, (A) to elect a majority of the board of directors (or equivalent governing body) of the entity in question; or (B) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise.

“Governmental Authority” shall mean any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

“Person” shall mean an individual or a partnership, an association, a joint venture, a corporation, a business or a trust or other entity organized under any Applicable Law, an unincorporated organization or any Governmental Authority.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year stated below.

Signed for and on behalf of		Signed for and on behalf of
ARGOSAT CONSULTING LLC		SATIXFY COMMUNICATIONS LTD.

By:	/s/ Graeme Shaw	By:	/s/ Yoav Leibovitch

Name:	Graeme Shaw	Name:	Yoav Leibovitch, Chairman

Date:	December 7, 2022	Date:	December 8, 2022

		By:	/s/ David Ripstein

		Name:	David Ripstein, CEO

		Date:	December 8, 2022

		By:	/s/ Simona Gat

		Name:	Simona Gat, President

		Date:	December 8, 2022

		By:	/s/ Oren Harari

		Name:	Oren Harari, Interim CFO

		Date:	December 8, 2022

EXHIBIT I

[Intentionally omitted]

The information contained in the original exhibit has been omitted because it is not material and is the type of information SatixFy treats confidential.